Exhibit 99.1

Peapack-Gladstone Financial Corporation Switches to The NASDAQ Stock Market

GLADSTONE, N.J.—(BUSINESS WIRE)—August 8, 2008 – Peapack-Gladstone Financial Corporation (AMEX:PGC) announced today that its Board of Directors has approved the decision to switch the listing of its common stock from the American Stock Exchange to The NASDAQ Stock Market.  Effective August 19, 2008, the Corporation will trade on the NASDAQ Global Select Market under its current symbol of PGC.

“This decision was reached after careful consideration of capital market alternatives and analysis of the electronic market model, which provides added visibility to our investors,” said Frank A. Kissel, Chairman and CEO.  “We believe that NASDAQ’s electronic multiple market maker structure will provide our company with enhanced exposure and liquidity, while at the same time providing investors with the best prices, the fastest execution, and the lowest cost per trade.”

Peapack-Gladstone Financial Corporation is a bank holding company with total assets of $1.4 billion as of June 30, 2008. Peapack-Gladstone Bank, its wholly owned community bank, was established in 1921, and has 22 branches in Somerset, Hunterdon, Morris and Union Counties. Its Trust Division, PGB Trust & Investments, operates at the Bank’s main office located at 190 Main Street in Gladstone and at offices in Clinton, Morristown and Summit. To learn more about Peapack-Gladstone Financial Corporation and its services please visit our web site at www.pgbank.com or call 908-234-0700.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s view of future interest income and net loans, management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect”, “look”, “believe”, “anticipate”, “may”, or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, the effectiveness of its balance sheet restructuring initiative, unanticipated costs in connection with new branch openings, an unexpected decline in the direction of the economy in New Jersey, unexpected changes in interest rates, failure to grow business, inability to manage growth in commercial loans, unexpected loan prepayment volume, unanticipated exposure to credit risks, insufficient allowance for loan losses, competition from other financial institutions, adverse effects of government regulation or different than anticipated effects from existing regulations, decline in the levels of loan quality and origination volume, decline in trust assets or deposits, and unexpected classification of securities to other-than-temporary impaired status. Peapack-Gladstone assumes no obligation for updating any such forward-looking statements at any time.

Contact:
Peapack-Gladstone Financial Corporation
Arthur F. Birmingham, 908-719-4308